United Natural Foods, Inc. Announces Organizational Changes

PROVIDENCE, R.I. -- May 14, 2018 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the “Company”) announces organizational changes to take effect August 1, 2018.

As part of the Company’s succession plan, the Board of Directors approved the following:

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Sean Griffin, Chief Operating Officer, will transition from his current role on August 1, 2018 and retire from the Company on October 1st. Following his retirement, Sean plans to remain engaged with the Company as a strategic advisor.

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Chris Testa, who currently serves as President, Atlantic Region will assume the role of President, UNFI, and oversee the Company’s broadline natural, organic and specialty distribution business in the United States, Select Nutrition and E-Commerce as well Enterprise Sales and Service. In addition, Chris will continue to oversee branding and communications.

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Eric Dorne, will continue to serve as the Company’s Chief Administrative Officer and Chief Information Officer and will also assume the role of President of Strategic Business Units. In this expanded role, Eric will assume oversight of Albert's Produce, Woodstock Farms, Supplier Relationship Management and will continue to oversee operations in Canada, Earth Origins Markets, Customer Care, Risk Safety, and Information Technology.

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Paul Green, who currently serves as President, Pacific Region will assume the role of Chief Supply Chain Officer. In this role, Paul will focus on driving standardized operational excellence across the Company. He will oversee the Company’s Supply Chain function, its newly created Warehouse Automation group as well as Transportation and Real Estate operations.

“Sean’s eight years of outstanding service at UNFI have been invaluable; he played a critical role in the development and success of our Company” said Steve Spinner, President and Chief Executive Officer of UNFI. “He has been an amazing partner and mentor to many of our current leadership. In addition, he built a strong team that understands our business and can further drive our strategic plan and enable us to manage through operational challenges that come with our impressive growth. UNFI is better positioned for the future because of Sean’s contributions.”

“When I look back at my career with UNFI, I am most proud of driving the Company’s mission forward and having the opportunity to work with, and learn from, so many talented people” said Sean Griffin, Chief Operating Officer. “It has been a great privilege to serve UNFI and I am now ready to retire with enthusiasm for the Company’s future. I am delighted with Chris Testa’s appointment as President, Paul Green’s appointment as Chief Supply Chain Officer and the expansion of Eric Dorne’s role. I have worked with Chris, Paul and Eric for several years - their unique blend of capabilities, relationships, and expertise will continue to be invaluable assets to UNFI.”

About United Natural Foods, Inc.

UNFI delivers healthier food options to people throughout the United States and Canada. UNFI distributes over 110,000 products to more than 43,000 customer locations including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. Recognized as one of the most effectively managed U.S. companies, UNFI was named in the “Management Top 250” list by the Wall Street Journal in 2017. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACTS:
United Natural Foods, Inc.
Faten Freiha
Director, Investor Relations and Corporate Strategy
401-528-8634 ext. 35621